Exhibit 10.22

July 11, 2011

Brian H. Sharples

RE:	Whale Shark Media, Inc. Board of Directors

Dear Brian:

On behalf of Whale Shark Media, Inc. (the “Company”), I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) effective upon your acceptance of the terms contained in this Offer Letter. This offer is contingent upon your completion of the enclosed Nondisclosure Agreement and formal approval of your appointment by the Board.

You will receive an initial option grant to purchase 250,000 shares of Common Stock of the Company (the “Initial Option Grant”). The Initial Option Grant will vest with respect to 1/36 of the option shares upon completion of each month of your service and will have an exercise price per share equal to the fair market value of a share of common stock on the grant date. In addition, the Company will reimburse reasonable out-of-pocket expenses incurred by you in connection with your service on the Board, following receipt of acceptable documentation of such expenses.

As a member of the Board, the Company anticipates that you will attend Board meetings in person or by phone, as well as periodic Board update teleconferences, and will provide guidance on a periodic basis to the CEO and the team on issues of strategic and operational importance. Your service as a member of the Board will be subject to fiduciary duties as provided for under applicable law, such as the duties of care and loyalty (including an obligation to maintain the confidentiality of the Company’s proprietary and confidential information that will be provided to you in the course of your serving as a member of the Board, and by signing below, you acknowledge and agree to comply with such duties and obligations).

On behalf of all of the Company’s management and the other Directors, we are excited about you joining the Board and look forward to your input and guidance.

If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to me.

Sincerely,

WHALE SHARK MEDIA, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham
Chief Executive Officer

Agreed and Accepted:

/s/ Brian H. Sharples
Brian H. Sharples